Vanguard Extended Market Index Fund

Supplement to the Prospectus and Summary Prospectus for Exchange-Traded Fund Shares dated August 12, 2013

Prospectus and Summary Prospectus Text Changes

The paragraph and table under "Fees and Expenses" are replaced with the following:

Fees and Expenses
The following table describes the fees and expenses you may pay if you buy and hold ETF Shares of the Fund.

Shareholder Fees
(Fees paid directly from your investment)

Transaction Fee on Purchases and Sales      None through Vanguard
                                            (Broker fees vary)
Transaction Fee on Reinvested Dividends     None through Vanguard
                                            (Broker fees vary)
Transaction Fee on Conversion to ETF Shares None through Vanguard
                                            (Broker fees vary)

Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

Management Fees                             0.07%
12b-1 Distribution Fee                      None
Other Expenses                              0.03%
Total Annual Fund Operating Expenses1       0.10%

1 The expense information shown in the table has been restated to reflect the removal of expenses incurred indirectly by the Fund through its investment in business development companies. The Fund's benchmark index no longer includes business development companies.

(over, please)

In the same section, under "Example," the table illustrating hypothetical expenses is restated as follows:

1 Year      3 Years      5 Years      10 Years
$10         $32          $56          $128

2014 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 961 042014